               [LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP]

                                 May 2, 2003

NN, Inc.
2000 Waters Edge Drive
Johnson City, TN  37604

Ladies and Gentlemen:

         This opinion is being furnished to NN, Inc., a Delaware corporation
(the "Company"), in connection with the Company's registration statement on Form
S-3 (No. 333-100119), as amended (the "Registration Statement"), the prospectus dated February 11, 2003 (the "Base Prospectus"), and the prospectus supplement filed with the Securities and Exchange Commission on May 2, 2003, pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the
"Prospectus Supplement", and together with the Base Prospectus, the
"Prospectus"). The Prospectus relates to the offering by the Company of 700,000 shares of Common Stock (the "Shares"), which Shares are covered by the
Registration Statement. We understand that the Shares are to be offered and sold in a manner described in the Prospectus.

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and issued as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Company's
Current Report on Form 8-K and to the reference to our firm under the caption
"Legal Matters" in the Prospectus.

                                          Very truly yours,

                                          /s/ Blackwell Sanders Peper Martin LLP